Hostess Brands Reports First Quarter 2023 Results
Continues to Deliver Sustained Profitable Growth
Reaffirms Full-Year Guidance
LENEXA, KS, May 9, 2023 - Hostess Brands, Inc. (NASDAQ: TWNK) (the “Company”, “we”, “our”) today reported its financial results for the three months ended March 31, 2023.
“The strength of Hostess Brands’ business model and power of our brands enabled us to deliver another quarter of revenue and profit growth, while lapping very strong year-ago comparisons. As we continue to build a premier snacking company, Hostess Brands is focused on growing snacking occasions, and we believe that we have the right consumer insights, the right innovation pipeline and the right brand-building strategy in place to deliver long-term sustainable growth and shareholder value,” said Andy Callahan, President and Chief Executive Officer, Hostess Brands.

Callahan added, “We are maintaining its full-year net revenue, adjusted EBITDA, and adjusted EPS guidance, delivering above-algorithm profitable growth in 2023.”

First Quarter 2023 Financial Highlights as Compared to the Prior Year Period1
▪Net revenue of $345.4 million increased 4.0% from the same period last year as 14.6% contribution from price/mix more than offset lower volume in the quarter.
▪Gross profit increased 4.4% to $120.7 million, or 34.9% of net revenue, while on an adjusted basis, gross profit increased 4.6% to $121.1 million, or 35.1% of net revenue. Gross margin increased by 13 basis points, 20 basis points on an adjusted basis, from year-ago levels as favorable price/mix and productivity offset 13.7% inflation.
▪Net income was $38.3 million, or $0.28 per diluted share, compared to $34.6 million, or $0.25 per diluted share, in the same period last year. Adjusted net income increased slightly to $38.2 million, resulting in $0.28 adjusted EPS as compared to $0.27 in the prior period.
▪Adjusted EBITDA increased 3.9% to $80.4 million. Adjusted EBITDA margin remained flat at 23.3%.
▪Cash and cash equivalents were $101.7 million as of March 31, 2023, resulting in a net leverage ratio of 3.0x.
▪Capital expenditures were $24.4 million, including the build out of the new bakery in Arkadelphia, Arkansas.

Other Highlights
▪Launched a variety of new innovation items during the quarter including Hostess® Kazbars™, Old Fashioned Donettes® and Chocolate Baby Bundts and Voortman® Zero Sugar Mini Wafer.
▪The Company’s Sweet Baked Goods point-of-sale (“POS”) increased 0.5% for the quarter, 25.2% on a two-year stacked basis. Its share of the category decreased approximately 170 basis points to 20.3%.
▪Voortman® branded POS grew 10.1%, 39.1%, on a two-year stacked basis. Its share of the Cookie category declined approximately 10 basis points to 2.2% for the quarter.
▪Repurchased $13.7 million shares year-to-date through March 31, 2023. The Hostess Brands Board approved a new $150 million share repurchase authorization.

Guidance and Outlook
The Company reaffirms the following expected consolidated financial results for the full year 2023:
•Net revenue growth of 4% to 6%
•Adjusted EBITDA of $315 million to $325 million, an increase of 7% to 10% from 2022
•Adjusted EPS of $1.08 to $1.13, an increase of 10% to 15% from 2022
•Weighted average diluted shares outstanding of approximately 135 million
•Capital expenditures of approximately $150 million to $170 million
•Income tax rate of approximately 27%
The Company provides guidance on a non-generally accepted accounting principles (non-GAAP) basis and does not provide a reconciliation of the Company’s forward-looking financial expectations to the most directly comparable GAAP financial measure because of the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation,
1This press release contains certain non-GAAP financial measures, including adjusted gross profit, adjusted gross profit margin, adjusted operating income, adjusted EBITDA, adjusted EBITDA margin, adjusted net income and adjusted earnings per share (“EPS”). Please refer to the schedules in the press release for reconciliations of non-GAAP financial measures to the comparable GAAP measure. Unless otherwise stated, all comparisons of financial measures in this press release are to the first quarter of 2022. All measures of market performance contained in this press release, including point of sale and market share include all Company branded products within the U.S. SBG or Cookie categories as reported by Nielsen but do not include other products sold outside of those categories. All market data in this press release refers to the thirteen-week period ended April 1, 2023. The Company’s leverage ratio is net debt (total long-term debt less cash and short-term investments) divided by the trailing twelve months adjusted EBITDA.

including adjustments that could be made for deferred taxes, remeasurement of the tax receivable agreement, and other non-operating gains or losses reflected in the Company’s reconciliation of historic non-GAAP financial measures, the amount of which could be material. Please refer to the Reconciliation of Non-GAAP Financial Measures included in this press release for further information about the use of these measures.
First Quarter 2023 Compared to First Quarter 2022
Net revenue was $345.4 million, an increase of 4.0%, or $13.3 million, from the prior-year period. Contribution from previously taken pricing actions and favorable mix provided 14.6% of the growth, offset by a 10.6% decline from volume. Sweet baked goods net revenue increased $12.0 million, or 4.0%, while cookies net revenue increased $1.3 million, or 3.6%.
Gross profit increased 4.4% and was 34.9% of net revenue, an increase of 13 basis points from a gross margin of 34.8% for the same period last year. The increase in gross margin was due to favorable price/mix and productivity benefits which more than offset higher supply chain costs including inflation. Adjusted gross profit increased 4.6% driven by favorable price/mix and productivity partially offset by inflation.
Operating income was $62.1 million, an increase of 6.5% from the prior-year period. Adjusted operating income of $62.5 million increased 1.1% from the same period last year. First quarter operating costs increased by 2.3% as compared to the prior-year period. Operating costs increased primarily due to the planned increase in advertising and marketing investments, higher depreciation and higher share-based compensation expense.
Adjusted EBITDA of $80.4 million, or 23.3% of net revenue, increased 3.9% from the same period last year.
The Company’s effective tax rate was 26.0% compared to 28.4% in the prior year. The decrease in the tax rate is attributed to a discrete tax benefit of $0.5 million during the three months ended March 31, 2023 as compared to a discrete tax expense of $0.6 million during the three months ended March 31, 2022, both related to share-based compensation. The effective tax rate, excluding these and other immaterial discrete items, was 26.9% in the current year period, largely in-line with 27.1% in the prior-year period.
Net income was $38.3 million, an increase of 10.7% from $34.6 million in the prior-year period. Adjusted net income of $38.2 million remained relatively flat as compared to the same period last year. Diluted EPS was $0.28 compared to $0.25 in the prior-year period. Adjusted EPS of $0.28 increased a penny from $0.27 in the prior period largely due to lower shares outstanding.
Operating cash flows for the three months ended March 31, 2023 were $27.9 million, as compared to $31.5 million for the same period last year. Operating cash flows were lower due to higher tax and incentive compensation payments partially offset by favorable working capital fluctuations and increased profitability in the current year period.
Share Repurchase
The Company announced today that its Board of Directors has approved a share repurchase authorization of up to $150 million of its Class A Common Stock, replacing its previous authorization, to provide additional flexibility to generate greater shareholder returns. The program has no expiration date and acquired shares will be held as treasury stock. The share repurchase program may be amended, suspended or discontinued at any time at the Company’s discretion and does not commit the Company to repurchase shares of its Class A common stock. The actual timing, number and value of shares to be purchased under the program will be determined by the Company at its discretion and will depend on a number of factors, including the performance of the Company’s stock price, general market and other conditions, applicable legal requirements, and compliance with the terms of the Company’s outstanding indebtedness.
Conference Call and Webcast
The Company will host a conference call and webcast with an accompanying presentation today, May 9, 2023 at 4:30 p.m. ET to discuss the results for the first quarter. Investors interested in participating in the live call can dial 877-451-6152 from the U.S. and +1-201-389-0879 internationally. A telephone replay will be available approximately three hours after the call concludes through May 23, 2023, by dialing 844-512-2921 from the U.S., or +1-412-317-6671 internationally, and entering confirmation code 13737548. The simultaneous, live webcast and presentation will be available on the Investor Relations section of the Company’s website at www.hostessbrands.com. The webcast will be archived for 30 days.

About Hostess Brands, Inc.
Hostess Brands, Inc. (NASDAQ: TWNK) is a premier snacking company with a portfolio of iconic brands and a mission to inspire moments of joy by putting our heart into everything we do. Hostess Brands is proud to make America’s No. 1 cupcake, mini donut and zero sugar cookie brands. With annual sales of $1.4 billion and approximately 3,000 dedicated team members, Hostess Brands produces new and classic snacks, including Hostess® Donettes®, Twinkies®, CupCakes, Ding Dongs® and Zingers®, as well as a variety of Voortman® cookies and wafers. For more information about Hostess Brands please visit hostessbrands.com.

Investor Contact:	Media Contact:
Amit Sharma	Jenna Greene
asharma@hostessbrands.com	jenna.green@clynch.com
Forward-Looking Statements
This press release contains statements reflecting the Company’s views about its future performance that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that involve substantial risks and uncertainties. Forward-looking statements are generally identified through the inclusion of words such as “believes,” “expects,” “intends,” “estimates,” “projects,” “anticipates,” “will,” “plan,” “may,” “should,” or similar language. Statements addressing the Company’s future operating performance and statements addressing events and developments that the Company expects or anticipates will occur are also considered as forward-looking statements. All forward-looking statements included herein are made only as of the date hereof.
These statements inherently involve risks and uncertainties that could cause actual results to differ materially from those anticipated in such forward-looking statements. These risks and uncertainties include, but are not limited to, maintaining, extending and expanding the Company’s reputation and brand image; leveraging the Company’s brand value to compete against lower-priced alternative brands; the ability to pass cost increases on to our customers; correctly predicting, identifying and interpreting changes in consumer preferences and demand and offering new products to meet those changes; protecting intellectual property rights; operating in a highly competitive industry; the ability to maintain or add additional shelf or retail space for the Company’s products; the ability to identify or complete strategic acquisitions, alliances, divestitures or joint ventures; our ability to successfully integrate, achieve expected synergies and manage our acquired businesses and brands; the ability to integrate and manage capital investments; the ability to manage changes in our manufacturing processes resulting from the expansion of our business and operations, including with respect to cost-savings initiatives and the introduction of new technologies and products; the ability to drive revenue growth in key products or add products that are faster-growing and more profitable; volatility in commodity, energy, and other input prices due to inflationary pressures and the ability to adjust pricing to cover increased costs; loss of one or more of our co-manufacturing arrangements; significant changes in the availability and pricing of transportation; negative impacts of climate change; dependence on major customers; increased labor and employee related costs; strikes or work stoppages; product liability claims, product recalls, or regulatory enforcement actions; the ability to produce and successfully market products with extended shelf life; dependence on third parties for significant services; unanticipated business disruptions; adverse impact or disruption to our business caused by pandemics or outbreaks of highly infectious or contagious diseases; disruptions in global economy due to the Russia and Ukraine conflict; geographic focus could make the Company particularly vulnerable to economic and other events and trends in North America; consolidation of retail customers; unsuccessful implementation of business strategies to reduce costs; increased costs to comply with governmental regulation; failures, unavailability, or disruptions of the Company’s information technology systems; dependence on key personnel or a highly skilled and diverse workforce; the Company’s ability to finance indebtedness on terms favorable to the Company; and other risks as set forth from time to time in the Company’s Securities and Exchange Commission filings.
As a result of a number of known and unknown risks and uncertainties, the Company’s actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Risks and uncertainties are identified and discussed in Item 1A-Risk Factors in the Company’s Annual Report on Form 10-K for 2022, filed on February 21, 2023. All subsequent written or oral forward-looking statements attributable to us or persons acting on the Company’s behalf are expressly qualified in their entirety by these risk factors. The Company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events, or otherwise.

HOSTESS BRANDS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited, amounts in thousands, except shares and per share data)

	March 31, 2023	December 31, 2022
ASSETS
Current assets:
Cash and cash equivalents	$101,666	$98,584
Short-term investments	—	17,914
Accounts receivable, net	189,952	168,783
Inventories	67,498	65,406
Prepaids and other current assets	11,952	16,375
Total current assets	371,068	367,062
Property and equipment, net	442,963	425,313
Intangible assets, net	1,915,002	1,920,880
Goodwill	706,615	706,615
Other assets, net	63,382	72,329
Total assets	$3,499,030	$3,492,199

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Long-term debt and lease obligations payable within one year	$4,176	$3,917
Tax receivable agreement payments payable within one year	11,200	12,600
Accounts payable	91,771	85,667
Customer trade allowances	66,058	62,194
Accrued expenses and other current liabilities	33,679	59,933
Total current liabilities	206,884	224,311
Long-term debt and lease obligations	998,226	999,089
Tax receivable agreement obligations	123,134	123,092
Deferred tax liability	353,376	347,030
Other long-term liabilities	1,623	1,593
Total liabilities	1,683,243	1,695,115

Class A common stock, $0.0001 par value, 200,000,000 shares authorized, 143,099,217 issued and 133,005,487 shares outstanding as of March 31, 2023 and 142,650,344 shares issued and 133,117,224 shares outstanding as of December 31, 2022	14	14
Additional paid in capital	1,311,291	1,311,629
Accumulated other comprehensive income	29,499	35,078
Retained earnings	677,884	639,595
Treasury stock	(202,901)	(189,232)
Stockholders’ equity	1,815,787	1,797,084
Total liabilities and stockholders’ equity	$3,499,030	$3,492,199

HOSTESS BRANDS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, amounts in thousands, except shares and per share data)

	Three Months Ended
	March 31, 2023	March 31, 2022
Net revenue	$345,403	$332,051
Cost of goods sold	224,686	216,427
Gross profit	120,717	115,624
Operating costs and expenses:
Advertising and marketing	13,899	11,950
Selling	10,649	9,777
General and administrative	28,198	29,672
Amortization of customer relationships	5,878	5,878
Total operating costs and expenses	58,624	57,277
Operating income	62,093	58,347
Other expense
Interest expense, net	10,185	9,666
Other expense	181	436
Total other expense	10,366	10,102
Income before income taxes	51,727	48,245
Income tax expense	13,438	13,687
Net income	$38,289	$34,558

Earnings per Class A share:
Basic	$0.29	$0.25
Diluted	$0.28	$0.25
Weighted-average shares outstanding:
Basic	133,551,603	138,602,451
Diluted	134,553,122	139,565,136

HOSTESS BRANDS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited, amounts in thousands)

	Three Months Ended
	March 31, 2023	March 31, 2022
Operating activities
Net income	$38,289	$34,558
Depreciation and amortization	15,327	13,297
Debt discount amortization	264	308
Unrealized foreign exchange losses	52	317
Non-cash lease expense	73	125
Share-based compensation	3,011	2,339
Realized and unrealized gains on short-term investments	(86)	—
Deferred taxes	8,312	7,322
Change in operating assets and liabilities:
Accounts receivable	(21,167)	(44,848)
Inventories	(2,092)	(7,054)
Prepaids and other current assets	5,092	3,735
Accounts payable and accrued expenses	(23,016)	10,866
Customer trade allowances	3,869	10,561
Net cash provided by operating activities	27,928	31,526

Investing activities
Purchases of property and equipment	(23,463)	(23,034)
Proceeds from maturity of short-term investments	18,000	—
Acquisition and development of software assets	(964)	(1,825)
Net cash used in investing activities	(6,427)	(24,859)

Financing activities
Repayments of long-term debt and lease obligations	—	(2,792)
Repurchase of common stock	(13,669)	(9,680)
Tax payments related to issuance of shares to employees	(5,461)	(5,216)
Cash received from exercise of options and warrants	2,112	1,662
Payments on tax receivable agreement	(1,358)	(1,443)
Net cash used in financing activities	(18,376)	(17,469)
Effect of exchange rate changes on cash and cash equivalents	(43)	74
Net increase (decrease) in cash and cash equivalents	3,082	(10,728)
Cash and cash equivalents at beginning of period	98,584	249,159
Cash and cash equivalents at end of period	$101,666	$238,431

Supplemental Disclosures of Cash Flow Information:
Cash paid during the period for:
Interest, net of amounts capitalized	$10,096	$9,678
Net taxes paid (refunded)	$6,416	$(514)
Supplemental disclosure of non-cash investing:
Accrued capital expenditures	$11,778	$5,433

HOSTESS BRANDS, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

Adjusted gross profit, adjusted gross profit margin, adjusted operating income, adjusted net income, adjusted EBITDA, adjusted EBITDA margin and adjusted EPS collectively referred to as “Non-GAAP Financial Measures,” are commonly used in the Company’s industry and should not be construed as an alternative to net revenue, gross profit, operating income, net income or earnings per share as indicators of operating performance (as determined in accordance with GAAP). These Non-GAAP Financial Measures may not be comparable to similarly titled measures reported by other companies. The Company has included these Non-GAAP Financial Measures because it believes the measures provide management and investors with additional information to measure the Company’s performance, estimate the Company’s value and evaluate the Company’s ability to service debt.
Non-GAAP Financial Measures are adjusted to exclude certain items that affect comparability. The adjustments are itemized in the tables below. You are encouraged to evaluate these adjustments and the reason the Company considers them appropriate for supplemental analysis. In evaluating adjustments, you should be aware that in the future the Company may incur expenses that are the same as or similar to some of the adjustments set forth below. The presentation of Non-GAAP Financial Measures should not be construed as an inference that future results will be unaffected by unusual or recurring items.
The Company defines adjusted EBITDA as net income adjusted to exclude (i) interest expense, net, (ii) depreciation and amortization (iii) income taxes and (iv) share-based compensation, as further adjusted to eliminate the impact of certain items that the Company does not consider indicative of its ongoing operating performance. Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of the Company’s results as reported under GAAP. For example, adjusted EBITDA:
•does not reflect the Company’s capital expenditures, future requirements for capital expenditures or contractual commitments;
•does not reflect changes in, or cash requirements for, the Company’s working capital needs;
•does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on the Company’s debt; and
•does not reflect payments related to income taxes or the tax receivable agreement.

HOSTESS BRANDS, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Unaudited, amounts in thousands, except percentages and per share data)

	Three Months Ended March 31, 2023
	Gross Profit	Gross Margin	Operating Income	Net Income	Net Income Margin	Diluted EPS
GAAP Results	$120,717	34.9%	$62,093	$38,289	11.1%	$0.28
Non-GAAP adjustments:
Foreign currency remeasurement	—	—	—	52	—	—
Accelerated depreciation related to network optimization	398	0.2	398	398	0.1	—
Other (1)	—	—	—	129	—	—
Discrete income tax expense	—	—	—	(482)	(0.1)	—
Tax impact of adjustments	—	—	—	(156)	—	—
Adjusted Non-GAAP results	$121,115	35.1%	$62,491	38,230	11.1	$0.28

Income tax				14,076	4.1
Interest expense				10,185	2.9
Depreciation and amortization				14,929	4.3
Share-based compensation				3,011	0.9
Adjusted EBITDA				$80,431	23.3%
(1) Costs related to certain corporate initiatives and are included in other expense on the condensed consolidated statement of operations.

	Three Months Ended March 31, 2022
	Gross Profit	Gross Margin	Operating Income	Net Income	Net Income Margin	Diluted EPS
GAAP Results	$115,624	34.8%	$58,347	$34,558	10.4%	$0.25
Non-GAAP adjustments:
Foreign currency remeasurement	—	—	—	317	0.1	—
Project consulting costs (1)	—	—	3,328	3,328	1.0	0.03
Other (2)	129	0.1	129	247	0.1	—
Discrete income tax expense	—	—	—	592	0.2	—
Tax impact of adjustments	—	—	—	(1,051)	(0.3)	(0.01)
Adjusted Non-GAAP results	$115,753	34.9%	$61,804	37,991	11.4	$0.27

Income tax				14,146	4.3
Interest expense				9,665	2.9
Depreciation and amortization				13,297	4.0
Share-based compensation				2,339	0.7
Adjusted EBITDA				$77,438	23.3%
(1) Project consulting costs are included in general and administrative on the condensed consolidated statement of operations.
(2) Costs related to certain corporate initiatives, of which $0.1 million is included in cost of goods sold and $0.1 million is included in other expense on the condensed consolidated statement of operations.